                                  EXHIBIT 2.7
                                  ------------

                            UNITED STATES OF AMERICA
                        BEFORE FEDERAL TRADE COMMISSION


In the Matter of         )
                         )
                         )   File No. 951-0090
HOECHST AG,,             )
     a corporation.      )


                           AGREEMENT TO HOLD SEPARATE

          This Agreement to Hold Separate ("Hold Separate") is by and among Hoechst AG ("Hoechst"), The Dow Chemical Company ("Dow"), Marion Merrell Dow Inc., ("MMD"), and the Federal Trade Commission ("Commission").

          WHEREAS, Hoechst, through its U.S. subsidiary, Dow and MMD have entered into a Stock Purchase Agreement and an Agreement and Plan of Merger, both dated May 3, 1995 (collectively "Agreements"), pursuant to which Hoechst will acquire all of the voting securities of and merge with MMD ("Merger"); and

          WHEREAS, Hoechst, a corporation organized, existing, and doing business under and by virtue of the laws of Germany, with its office and principal place of business located at D-65926, Frankfurt am Main, Germany, is engaged in, among other things, the research, development, manufacture and sale of pharmaceutical products; and

          WHEREAS, MMD, a corporation organized, existing, and doing business under and by virtue of the laws of Delaware, with its office and principal place of business at 9300 Ward Parkway, Kansas City, Missouri 64114, is engaged in the research, development, manufacture and sale of pharmaceutical products; and

          WHEREAS, Dow is a corporation organized, existing and doing business under and by virtue of the laws of Delaware, with its office and principal place of business at 2030 Dow Center, Midland, Michigan 48674; and

          WHEREAS, the Commission, an independent agency of the United States Government, established under the Federal Trade Commission Act, 15 U.S.C. Sec. 41, et seq., is investigating the Merger to determine whether it would violate any of the statutes enforced by the Commission; and

          WHEREAS, Hoechst, Dow and MMD have submitted information to the Commission and intend to cooperate fully with the Commission in its investigation; and

          WHEREAS, Hoechst, Dow and MMD desire to consummate the Merger as contemplated by the Agreements; and

          WHEREAS, the Commission has indicated that it requires time beyond June 27, 1995, within which to complete its investigation regarding the competitive effects of the Merger;

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          NOW, THEREFORE, Hoechst, Dow and MMD and the Commission agree as follows:

          1. The Commission will cause the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 to be terminated no later a.m. EST on June 27, 1995, and will take no action to inter re with consummation of the Merger as contemplated by the Agreements (it being understood that Hoechst may acquire Dow's shares in MMD as soon as June 28, 1995).

          2. Hoechst and MMD agree to cooperate with the Commission in the completion of its investigation by responding promptly to the requests for documents and information contained in the "Request for Additional Information and Documentary Material" that the Commission issued to Dow (then including MMD) and Hoechst on June 9, 1995 and by making their employees available for investigational hearings before the Commission upon reasonable notice. Dow agrees to cooperation with the Commission in the completion of its investigation by responding promptly to specific requests for documents and information and by making its employees available for investigational hearings before the Commission upon reasonable notice.

          3. If, within 30 days after Hoechst, Dow and MMD have substantially complied with all Commission requests as provided for in Paragraph 2, the Commission concludes that a merger of Hoechst and MMD will tend substantially to lessen competition with respect to the research, development, manufacture or sale of certain pharmaceutical products subject to the Agreement Containing Consent Order, Hoechst agrees not to contest that determination, PROVIDED THAT Hoechst and MMD shall have been afforded an opportunity to meet with officials within the Commission, including the Directors of the Bureau of Competition and the Bureau of Economics, and the Chairman and Commissioners of the Commission.

          4. In the event of such determination by the Commission, Hoechst hereby consents and agrees to be bound by the terms of an Agreement Containing Consent Order, in the form attached hereto as Exhibit 1, and not to challenge the jurisdiction of the Commission to issue such Order.

          5. During the time contemplated by Paragraph 3 of this Agreement to Hold Separate, in order to preserve the divestability of the MMD voting securities, Hoechst agrees that it will not sell, transfer, encumber, or (to the extent within Hoechst's control) limit or otherwise impair the marketability or viability of the MMD voting securities or sell, transfer, encumber, or (to the extent within Hoechst's control) limit or otherwise impair the marketability or viability of the underlying MMD assets, other than in the ordinary course of business. For the purposes of this Agreement to Hold Separate, "MMD voting securities" means all shares of MMD common stock, whether purchased from Dow or otherwise acquired.

          6. During the time contemplated by Paragraph 3 of this Agreement to Hold Separate, in order to ensure the complete independence and viability of MMD and to assure that no competitive information is exchanged between MMD and Hoechst, Hoechst will hold MMD separate and apart on the following terms and conditions:

               a. MMD, as it is presently constituted (including subsidiaries, divisions, groups and affiliates controlled by MMD), shall be held separate and apart and shall be operated independently of Hoechst (meaning here and hereinafter, Hoechst excluding MMD); PROVIDED HOWEVER that Hoechst may exercise only such direction and control over MMD as is necessary to assure compliance with this Agreement to Hold Separate, the Agreement Containing Consent Order, and the Order; and FURTHER PROVIDED, HOWEVER, that nothing in this subparagraph (a) shall be construed to preclude Hoechst from providing cash management services to MMD on a contract basis.

               b. Hoechst shall not exercise direction or control over, or influence, directly or indirectly, MMD or any of its operations or businesses; PROVIDED HOWEVER, that Hoechst may exercise only such direction and control over MMD as is necessary to assure compliance with this Agreement to Hold Separate, the Agreement Containing Consent Order, and the Order; and FURTHER PROVIDED, HOWEVER, that nothing in this subparagraph (b) shall be construed to preclude Hoechst and MMD from performing any obligations under the Settlement and Release Agreement executed between Hoechst and Biovail Corporation International on April 8, 1995.

               c. Hoechst shall maintain the viability and marketability of the MMD voting securities and the underlying MMD assets and, other than in the ordinary course of business, shall not sell, transfer, encumber, or (to the extent within Hoechst's control) limit, or otherwise impair the marketability or viability of the underlying MMD assets, and shall not sell, transfer, encumber, or (to the extent within Hoechst's control) limit, or otherwise impair the marketability or viability of the MMD voting securities.

               d. The MMD Board of Directors shall have exclusive authority for managing MMD, and shall consist exclusively of individuals who are not officers, directors or employees of Hoechst.

               e. The individuals on the MMD Board of Directors shall not be involved in any way in the research, development, manufacturing, marketing or selling of pharmaceuticals (other than through MMD's operations as presently constituted). Each of these individuals, the management of MMD and Hoechst, and the directors, officers, or employees responsible for the operation of MMD will receive the notification appended as Attachment A hereto.

               f. If necessary to assure compliance with the terms of this Agreement to Hold Separate, the Agreement Containing Consent Order, and the Order, Hoechst may, but is not required to, assign an individual to MMD for the purpose of overseeing such compliance ("on-site person"). The on-site person shall have access to all officers and employees of MMD and such records of MMD as he deems necessary and reasonable to assure compliance. Such individual shall enter into a confidentiality agreement with Hoechst agreeing to be bound by the terms and conditions of Attachment A, appended hereto.

               g. Except as required by law, and except to the extent that necessary information is exchanged in the course of evaluating the merger, defending investigations or litigation, or negotiating agreements to divest assets, Hoechst shall not receive or have access to, or the use of, any material confidential information about MMD or the activities of the MMD Board of Directors in managing the business that is not in the public domain. Nor shall the MMD Board of Directors, any individual member of the MMD Board of Directors, or the on-site person receive or have access to, or the use of, any material confidential information about Hoechst's pharmaceutical businesses or activities not in the public domain. Hoechst may receive on a regular basis from MMD aggregate financial information necessary and essential to allow Hoechst to prepare consolidated financial reports, tax returns, and personnel reports. "Material confidential information," as used herein, means competitively sensitive information, not independently known to Hoechst from sources other than the MMD Board of Directors and includes, but is not limited to, customer lists, price lists, bidding lists, marketing methods, marketing plans, sales plans, long range planning documents, patents, technologies, processes, or other trade secrets.

               h. Hoechst shall not remove or replace any member of the MMD Board of Directors, or the on-site person except as provided below:
               (1) Hoechst may remove and replace anyone for cause, death, disability, or resignation from service with MMD;

               (2) Hoechst may remove any member of the MMD Board of Directors if a conflict of interest develops in that member's role as a potential purchaser of the MMD voting securities or any MMD assets and that member's role as a Director of MMD;

               (3) Hoechst may replace any member of the MMD Board of Directors or officer of MMD after providing the Commission with sixty (60) days advance written notice; and

               (4) Hoechst may replace any individual who interferes in any way with Hoechst's ability to comply with the terms of this Agreement to Hold Separate, the Agreement Containing Consent Order, and the Order.

PROVIDED HOWEVER, that each individual newly appointed to the MMD Board of Directors, pursuant to this subparagraph, must conform to all terms and conditions of this Agreement.

               i. Hoechst shall provide MMD with its share of working capital as MMD requests from time to time.

               j. Should the Commission seek in any proceeding to compel Hoechst to divest itself of the MMD voting securities or the MMD assets subject to the Agreement Containing Consent Order, Hoechst shall not raise any objection based on the expiration of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period or the fact that the Commission has permitted the merger. Hoechst also waives all rights to contest the validity of this Agreement to Hold Separate.

          7. During the time contemplated by Paragraph 3 of this Agreement to Hold Separate, in order to preserve the divestability of the Hoechst assets subject to the Agreement Containing Consent Order, Hoechst agrees that it will not sell, transfer, encumber, limit or otherwise impair the marketability or viability of the underlying Hoechst assets subject to the Agreement Containing Consent Order, other than in the ordinary course of business.

          8. To the extent that this Agreement to Hold Separate requires Hoechst to take, or prohibits Hoechst from taking, certain actions which otherwise may be required or prohibited by contract, Hoechst shall abide by the terms of the Agreement to Hold Separate, the Agreement Containing Consent Order and the Order, and shall not assert as a defense such
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contract requirements in a civil penalty action or any other action brought by the Commission to enforce the terms of this Agreement to Hold Separate, the Agreement Containing Consent Order or the Order.

          9. For the purpose of determining or securing compliance with this Agreement to Hold Separate, subject to any legally recognized privilege, and upon written request with reasonable notice to Harry R. Benz, Hoechst Corporation, Route 202-206, P.O. Box 2500, Somerville, NJ 08876, Hoechst's United States subsidiary, Hoechst (which, for purposes of this paragraph only includes MMD) shall permit any duly authorized representative or representatives of the Commission:

               a. Access during the office hours of Hoechst and in the presence of counsel to inspect and copy all books, ledgers, accounts, correspondence, memoranda, and other records and documents in the possession or under the control of Hoechst relating to compliance with this Agreement to Hold Separate;

               b. Upon five (5) days' notice to Hoechst, and without restraint or interference from Hoechst, to interview officers or employees of Hoechst, who may have counsel present, regarding any such matters.

          10. This Agreement to Hold Separate shall not be binding until approved by the Commission.



FEDERAL TRADE COMMISSION           HOECHST AG


/s/ Jay C. Shaffer                 /s/ Karl-Gerhard Seifert
- --------------------------------   ------------------------------
Jay C. Shaffer                     Dr. Seifert
Acting General Counsel             Member of the Board


                                   /s/ Peter Schuster
                                   ------------------------------
                                   Peter Schuster
                                   General Counsel


                                   /s/ William C. Pelster
                                   ------------------------------
                                   William C. Pelster
                                   Joel M. Mitnick
                                   Skadden, Arps, Slate, Meagher,
                                        & Flom
                                   Counsel for Hoechst AG



                                   THE DOW CHEMICAL COMPANY

                                   /s/ Jane M. Gootee
                                   ------------------------------
                                   Jane M. Gootee
                                   Assistant General Counsel

                                   /s/ Robert E. Bloch
                                   ------------------------------
                                   Robert E. Bloch
                                   Scott P. Perlman
                                   Mayer, Brown & Platt
                                   Counsel for The Dow Chemical
                                   Company


                                   MARION MERRELL DOW INC.

                                   /s/ Edward H. Stratemeier
                                   ------------------------------
                                   Edward H. Stratameier
                                   Vice President and Assistant
                                   General Counsel

Dated:  June 26, 1995

                                  ATTACHMENT A


                            NOTICE OF HOLD SEPARATE
                      AND REQUIREMENT FOR CONFIDENTIALITY

          Hoechst AG ("Hoechst") has entered into a Hold Separate Agreement with the Federal Trade Commission relating to the to be acquired interest in Marion Merrell Dow Inc. ("MMD"). Until after the Commission completes its investigation, MMD must be managed and maintained as a separate, ongoing business, independent of all other competing businesses of Hoechst. All competitive information relating to MMD must be retained and maintained by the persons responsible for the management of MMD on a confidential basis and such persons shall be prohibited from providing, discussing, exchanging, circulating, or otherwise furnishing any such information to or with any other person whose employment involves any competing Hoechst pharmaceutical business. Similarly, all such persons responsible for the management of Hoechst's competing pharmaceutical businesses shall be prohibited from providing, discussing, exchanging, circulating or otherwise furnishing competitive information about such businesses to or with any person responsible for MMD.

          Any violation of the Hold Separate Agreement may subject Hoechst to civil penalties and other relief as provided by law.